ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”), is made effective as of April 3, 2014, by and between DIVERSICARE ROSE TERRACE, LLC, a Delaware limited liability company (“Seller”), and ROSE TERRACE ACQ., LLC, a West Virginia limited liability company (“Buyer”).
A.    Seller owns and operates a certain skilled nursing facility located at 30 Hidden Brook Way, Culloden, West Virginia 25510, known as “Rose Terrace Health and Rehabilitation Center” (the “Facility”).
B. Seller, as Lessee, currently leases the Real Estate (as defined below) on which the Facility is located from Milton Holdings, LLC, a West Virginia limited liability company, as Lessor, pursuant to a Lease Agreement (With Option to Purchase) dated as of July 14, 2010, as amended ( the “Lease”). Seller has elected to exercise its option under the Lease (the “Option”) to purchase the Real Estate and the furniture, fixtures and equipment installed thereon by Lessor and used in connection with the Facility.
C.    Seller desires to sell and transfer the assets of the Facility including all rights in the Real Estate (as defined below) and Buyer desires to purchase the same from Seller subject to the terms and conditions of this Agreement.
In consideration of the mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:
ARTICLE 1. PURCHASE AND SALE
1.1.    Purchase and Sale. Seller agrees at Closing (as defined herein), to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller all right, title and interest in and to certain assets of Seller related to the Facility (collectively, the “Assets”), as set forth below, but expressly excluding the “Excluded Assets” (as defined in Section 1.2 below):
(1)    All right, title and interest, in and to all of the land and real estate owned by Seller and used in connection with the Facility as described on Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof (collectively, the “Real Estate”), together with all appurtenances, easements and rights-of-way related thereto;
(2)    All tangible personal property, medical and other equipment, machinery, data processing and computer hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property and located at the Facility (collectively, the “Equipment and Furnishings”);
(3)    All inventory of goods and supplies used or maintained in connection with the Facility including food, cleaning materials, disposables, linens, consumables, office supplies, and medical supplies (collectively, the “Inventory”);
(4)    All personnel, resident/occupant and other records related to the Facility (including hard, electronic and microfiche copies) and all manuals, books and records used in operating the Facility including, without limitation, personnel policies and files and manuals, accounting records, and computer files;
(5)    To the extent transferable, all licenses, permits, registrations, certificates, accreditations and approvals necessary to operate the Facility;
(6)    All plans and surveys, including “as-built” plans, those relating to utilities, easements and roads, and plats, specifications, engineers’ drawings, architectural renderings and similar items in Seller’s possession;
(7)    All goodwill and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Facility, including the “Rose Terrace” name;
(8)    All resident escrows, deposits and any prepaid rent or any other fees paid by Facility residents related to the Facility (the “Deposits”), as set forth on Exhibit 1.1(8) attached hereto;
(9)    The Assumed Contracts, as defined in Section 3.9, and as set forth on Exhibit 3.9 attached hereto;
(10)    Seller’s Medicare provider number; and
(11)    All interests in the admissions agreements with residents of the Facilities (“Admission Agreement”).
1.2.    Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the “Excluded Assets”):
(1)    Seller’s corporate and fiscal records and other records that Seller is required by law to retain in its possession and that are not included in Section 1.1(4) above;

(2)    All accounts not included in Section 1.1(8) above, notes and other receivables;
(3)    All cash, cash equivalents, cash deposits and escrows, bank accounts, money market accounts, other accounts, certificates of deposit and other investments of Seller other than the Facility’s petty cash;
(4)    Seller’s provider agreements with Medicaid or any other state governmental payor program and any corresponding provider numbers;
(5)    All Contracts not included in the Assumed Contracts;
(6)    Any items that are used by Seller’s parent company and its affiliates generally, such as enterprise-wide trademarks, software and manuals;
(7)    Any rights in or to the use of the name “Diversicare” or any derivative thereof, except as set forth in Section 10.6 below; and
(8)    Any other items listed on Exhibit 1.2 attached hereto.
1.3.    Assumed Contracts and Liabilities.
(1)    At Closing, Buyer will assume and agree to pay or perform, as the case may be, those obligations of Seller (i) arising from or relating to the Assumed Contracts (as defined in Section 3.9 below) after Closing and (ii) arising from all accrued vacation and paid time off (vested and unvested) for Employees (as defined in Section 3.13) who are hired by Buyer or Buyer’s agent at Closing (herein, the “Employee Obligations”) (items (i) and (ii) are collectively, the “Assumed Liabilities”).
(2)    Except for the Assumed Liabilities, Buyer shall not assume, and shall not be liable for, any debt, liability or obligation of Seller of any type or description whatsoever, whether related or unrelated to the Assets, the Facility or the transactions contemplated within this Agreement and Seller shall remain liable and responsible for the payment or performance, as the case may be, of all such debts, liabilities and obligations.
ARTICLE 2.     PURCHASE PRICE; ALLOCATIONS;
ACCOUNTS RECEIVABLE AND RESIDENT FUNDS
2.1.    Purchase Price. The purchase price payable by Buyer to Seller for the Assets shall be Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00) (the “Purchase Price”). The Purchase Price, plus or minus credits and prorations as set forth in this Agreement or the Operations Transfer Agreement (as defined in Section 7.4 below), shall be payable at Closing by wire transfer to an account designated by Seller of immediately available, same day funds. For purposes of determining the credit given to Buyer at Closing for assuming the Employee Obligations, the vested portion of accrued paid time off and related taxes shall be valued at 100% of the amount accrued by Seller in its payroll records, consistent with past practices, and the unvested portion of accrued paid time off and related taxes shall be valued at 50% of such amount.
2.2.    Apportionable Income and Expenses. All income and expense attributable to the operation of the Facility (measured on an accrual basis) through 11:59 p.m. on the day preceding the Closing Date shall be for the account of Seller. Thereafter, such income and expense shall be for the account of Buyer. All apportionable items of operating income and expense applicable to any periods commencing before Closing and continuing after Closing shall be prorated between Seller and, to the extent they are included within the Assumed Liabilities, Buyer. Apportionable operating income and expenses shall include, but shall not be limited to, such items as prepaid income, power and utility charges, personal property taxes, real estate taxes and rents.
If final prorations cannot be made at Closing for any item being prorated under this Section 2.2, Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation have been completed, with final adjustment to be made as soon as reasonably possible after the Closing (but in no event later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such ninety (90) day limitation, but shall be made as soon as reasonably possible), to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due no later than ninety (90) days after the Closing, except that adjustments arising from any tax protest shall not be subject to such 90-day limitation, but shall be made as soon as reasonably possible. Seller shall have reasonable access to, and the right to inspect and audit, Buyer’s books to confirm the final prorations for a period of one (1) year after the Closing. To the extent invoices or bills for the current real estate tax year are not yet issued, the parties shall prorate such taxes on the basis of the most recent tax year and will adjust such proration within five (5) business days after Seller or Buyer receive the real estate tax invoice for the current tax year.
2.3.    Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 2.3 attached hereto (the “Allocation”). The parties to this Agreement agree that the Allocation shall be used by them for all purposes including tax, reimbursement and other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and that no party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.

2.4.    Accounts Receivable.
(1)    Seller is not selling, and shall retain all right, title and interest in and to all unpaid accounts receivable with respect to the Facility which relate to the period prior to the Closing Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Closing Date even if such adjustments occur after the Closing Date (“Seller’s A/R”). Buyer (i) shall not interfere with any of Seller’s rights with respect to the Seller’s A/R, including but not limited to, the right to collect the same and to enforce any and all of Seller’s rights with respect to Seller’s A/R; provided the Seller shall not initiate any litigation for collections against parties who continue to be residents of the Facility after Closing without Buyer’s consent, and (ii) agrees that if it receives any proceeds with respect to the Seller’s A/R, Buyer will hold such proceeds in trust for Seller and shall promptly turn over those proceeds to Seller without demand, in the form received.
(2)    Within ten (10) business days following the Closing Date, Seller shall provide Buyer with a schedule setting forth by patient its outstanding accounts receivable with respect to the Facility as of the Closing Date.
(3)    In furtherance and not in limitation of the requirements set forth in Section 2.4, payments received by Buyer from and after the Closing Date from third party payors, including but not limited to Medicare, Medicaid, managed care and health insurance, shall be handled as follows:
(a)    If such payments specifically indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period prior to the Closing Date, the payments (if received by Buyer) shall be forwarded to Seller by Buyer, along with the applicable remittance advice, promptly, but in no event more than five (5) business days, after receipt thereof;
(b)    If such payments indicate on the accompanying remittance advice, or the parties otherwise agree, that they relate to the period on or after the Closing Date, they shall be retained by Buyer if received by Buyer, and paid to Buyer promptly but in no event later than five (5) business days, if received by Seller; and
(c)    If the period(s) for which such payments are made is not indicated on the accompanying remittance advice, and the parties are unable to agree as to the periods for which such payments relate, the parties shall assume that each payment received within ninety (90) days after the Closing Date relates to the oldest outstanding unpaid receivables for reimbursement and, based on such assumption, the portion thereof which relates to the period on and after the Closing Date shall be retained by Buyer and the balance shall be remitted to Seller promptly, but in no event more than five (5) business days, after receipt thereof. After said ninety (90) day period, such payments which fail to designate the period to which they relate shall be first applied to current balances with any excess applied to reduce pre-Closing balances and, based on such assumption, the portion thereof which relates to the post-Closing period shall be retained by or promptly (within five (5) business days) remitted to Buyer and the balance shall be retained by or promptly (within five (5) business days) remitted to Seller.
(4)    Any payments received within ninety (90) days after the Closing Date from or on behalf of private pay patients with outstanding balances as of the Closing Date which fail to designate the period to which they relate, will first be applied to reduce the patients’ pre-Closing Date balances owed to Seller, with any excess applied to reduce any balances due for services rendered by Buyer after the Closing Date.
(5)    In the event the parties mutually determine that they misapplied any payment hereunder, or any remittance was made to the wrong party, the party that erroneously received the payment shall remit it to the other party promptly, but in no event more than five (5) business days, after the determination of misapplication is made.
(6)    The obligations of the parties to forward the accounts receivable payments pursuant to this Section 2.4 are absolute and unconditional and irrespective of any circumstances whatsoever which might constitute a legal or equitable discharge, offset, counterclaim or defense of the parties, the right to assert any of which is hereby waived.
2.5.    Transfer of Resident Trust Funds.
(1)    Upon execution of this Agreement, Seller shall prepare and deliver to Buyer a current true, correct, and complete accounting and inventory (properly reconciled) of any resident trust funds and residents’ property held by Seller in trust for residents at the Facility (collectively the “Resident Trust Funds”). Not less than ten (10) days prior to Closing, Seller shall prepare and deliver to Buyer an updated true, correct and complete accounting and inventory (properly reconciled) of the Resident Trust Funds.
(2)    As of the Closing Date, Seller hereby agrees to transfer to Buyer the Resident Trust Funds and Buyer hereby agrees that it will accept such Resident Trust Funds in trust for the residents/responsible parties and be solely accountable to the residents/responsible parties for such Resident Trust Funds in accordance with the terms of this Agreement and applicable statutory and regulatory requirements.
(3)    Within five (5) days after the Closing Date, Seller shall prepare a final reconciliation comparing the actual Resident Trust Fund balance on the Closing Date to the amount of the Resident Trust Funds transferred to Buyer at the Closing and to the extent the former exceeds the latter, Seller shall remit such excess to Buyer or to the extent the latter exceeds the former, Buyer shall remit such excess to Seller.
(4)    Seller shall have no responsibility to the applicable resident/responsible party and regulatory authorities with respect to any Resident Trust Funds delivered to Buyer.
ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF SELLER
As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller hereby represents and warrants to Buyer and its permitted assignees, which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:
3.1.    Organization, Qualification and Authority. Seller is a limited liability company organized, validly existing and in good standing in the State of Delaware, and is in good standing and qualified to do business as a foreign limited liability company in the State of West Virginia. Seller has full power and authority to own and operate the Facility and its Assets as presently owned and operated and to carry on its business as it is now being conducted. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of such Seller hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller and Seller has provided Buyer certified copies of resolutions or consents of Seller evidencing such authorizations. Except as set forth on Exhibit 3.1, no other action, consent or approval on the part of Seller or any other person or entity is necessary to authorize Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon execution and delivery thereof, constitute the valid and binding obligations of Seller, enforceable in accordance with their respective terms.
3.2.    Absence of Default. To Seller’s knowledge, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Seller will not constitute a material violation of, or be in conflict with, and will not, with or without the giving of notice or the passage of time, or both, result in a material breach of, constitute a material default under, or create or cause the acceleration of the maturity of any material debt, indenture, obligation or liability affecting the Assets or the Facility pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under: (1) any term or provision of the governing documents of Seller; (2) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller is a party or by which Seller and/or the Assets are bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or the Assets are subject.
3.3.    Financial Statements. Attached hereto as Exhibit 3.3 are true and correct copies of the unaudited balance sheets for the Facility as of December 31, 2012 and 2013, and unaudited income statements for the years then ending, and the interim unaudited balance sheet and income statement of the Facility for the two (2) month period ended February 28, 2014 (collectively, the “Financial Statements”). The Financial Statements are based on the books and records of Seller and present fairly and accurately the financial position of the Facility as of the periods specified, the results of its operation, and all costs and expenses for the periods specified. The Financial Statements are true, complete and correct and contain no untrue or misleading statements and do not omit anything which would cause them to be misleading or inaccurate in any respect. The Financial Statements have been prepared in compliance with generally accepted accounting principles on an accrual basis, except that they (a) are subject to year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Seller or its affiliates on account of Seller’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees.
3.4.    Operations Since December 31, 2013. Except as set forth on Exhibit 3.4 attached hereto, to the knowledge of Seller, since December 31, 2013, there has been no:
(5)    Material change in the condition, financial or otherwise, of Seller, the Facility or the Assets that has, or could reasonably be expected to have, a material adverse effect on any of the Assets, the Facility or future prospects of the Facility, or the results of the operations of Seller;
(6)    Uninsured loss, damage or destruction in excess of $10,000.00 of or to any of the Assets;
(7)    Sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien or encumbrance on, any portion of the Assets;
(8)    Material increase in the compensation payable by Seller to any of its employees other than those made in the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements;
(9)    Strike, work stoppage or other labor dispute at the Facility;

(10)    Material amendment to or change in the terms of any of the Assumed Contracts or termination, waiver or cancellation of any rights or claims of Seller thereunder;
(11)    Assumption or creation of any liability outside of Seller’s ordinary course of business in excess of $10,000.00; or
(12)    Institution or settlement of any litigation, action or proceeding before any court or governmental body relating to Seller, the Facility or the Assets.
3.5.    Employment Discrimination. Except as disclosed in Exhibit 3.5 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or threatened to assert, any claim for any action or proceeding against Seller (or any officer, director, employee, agent or member of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act and the Family and Medical Leave Act, and Seller has no knowledge of any acts or omissions which could give rise to any such claims.
3.6.    Licenses and Permits. The Facility has all licenses, permits, registrations, certificates and accreditations (collectively, the “Licenses and Permits”) necessary for Seller to occupy and operate the Facility as a skilled nursing and rehabilitation facility. There is no material default under any of the Licenses and Permits, nor does Seller know of any grounds for revocation, suspension or limitation of any of the Licenses or Permits. To Seller’s knowledge, no written or verbal notices have been received by Seller with respect to any threatened or pending revocation, termination, suspension or limitation of any of the Licenses and Permits.
3.7.    Compliance with Zoning, Land Use and Other Laws. Except as set forth on Exhibit 3.7 attached hereto, none of the Real Estate is in violation of any zoning, public health, building code or other similar law applicable thereto or to the ownership, occupancy and/or operation thereof, or there exist applicable variances, conditional use permits, waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. To Seller’s knowledge, the consummation of the transactions contemplated herein will not result in the termination of any applicable zoning variance, conditional use permit, waiver or exemption relating to the Real Estate with respect to any such non-conforming use or other zoning, land use or building codes matters. Seller has no knowledge of any conditions, restrictions, ordinances or other limitations that would make such the Real Estate unusable for its current use or materially restrict or impair its current use.
3.8.    Title to Assets.

(1)    Except as set forth on Exhibit 3.8(1), Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments and other encumbrances.
(2)    The descriptions of the Real Estate contained in Exhibit 1.1(1) hereto include all real property owned by Seller in connection with the Facility. At Closing, Seller will be the sole and exclusive holder of all right, title and interest in the Real Estate and at Closing will have, good, marketable and insurable fee simple title to, and will be in possession of, the Real Estate. At Closing, the Real Estate shall be free and clear of all mortgages, liens, leases, assessments, easements, covenants, options, rights of refusal, restrictions, reservations, defects in title, encroachments and other encumbrances or claims of any other person or party, except for (i) any lien to secure the payment of real estate taxes, including special assessments, not delinquent, (ii) all applicable laws, ordinances, rules and governmental regulations affecting the use and occupancy of the Real Estate, (iii) easements, restrictions and other matters applicable to the Real Estate that do not hinder, interfere with or prohibit the use and occupancy of the Real Estate as an adult care home facility and are acceptable to Buyer, and (iv) matters shown by the Existing Title Work deemed to be Permitted Exceptions under Sec.8.8 (3) hereof and those additional matters described on Exhibit 3.8(2) attached hereto (the “Permitted Exceptions”). Seller has, and will at Closing have, the full right and authority to transfer and convey the Real Estate to Buyer as contemplated by the terms of this Agreement, and to vest in Buyer good, marketable and insurable fee simple title and the lawful right to possess and use the Real Estate.
(3)    No other person or entity owns any interest in any of the Assets, except as set forth on Exhibit 3.8(3) attached hereto.
3.9.    Contracts.
(1)    Exhibit 3.9 attached hereto sets forth a complete and accurate list of all contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Facility or any Asset to which either Seller is a party or by which Seller, the Assets or the Facility is bound or affected, including, without limitation, service contracts, management agreements and equipment leases (collectively, the “Contracts”). At least five (5) business days prior to the Closing Date, Buyer shall notify Seller of which Contracts it intends to assume, and such Contracts shall hereinafter be the “Assumed Contracts”; provided, however that any Contracts not included in the Assumed Contracts shall be retained by Seller.

(2)    None of the Contracts have been materially modified, amended, assigned, transferred or subordinated except as described on Exhibit 3.9 and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms.
(3)    To Seller’s knowledge, no event or condition has happened or presently exists that constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Assumed Contracts. There are no counterclaims or offsets under any of the Assumed Contracts.
3.10.    Environmental Matters.
(1)    Hazardous Substances. As used in this Section, the term “Hazardous Substances” means any hazardous or toxic substance, medical or biologic material or waste or other material or waste including, but not limited to, those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as defined herein), or any hydrocarbons, petroleum, petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables or explosives.
(2)    Compliance with Laws and Regulations. Except as set forth on Exhibit 3.10 attached hereto, to the knowledge of Seller, all operations, use or occupancy of the Real Estate, or any portion thereof, by Seller and any agent, contractor or employee of any agent or contractor of Seller (collectively, “Agents”), or any tenant or subtenant of Seller of any part of the Real Estate, have been in material compliance with any and all federal, state or local laws, statutes, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, “Environmental Law”) including, but not limited to, the release, emission, discharge, storage and removal of Hazardous Substances. Seller, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law.
(3)    No Investigation or Inquiry. Except as set forth on Exhibit 3.10 attached hereto, Seller: (i) has not either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law; or (ii) is not subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Seller which could serve as a basis therefor. Seller has not assumed any liability of any third party for clean up under, or noncompliance with, Environmental Law.

(4)    No Disposal, Discharge or Release. Seller has not disposed of, discharged or released any Hazardous Substances on, in, under or upon, or from the Real Estate, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a skilled nursing facility in material compliance with applicable Environmental Laws.
Seller shall promptly notify Buyer in writing of any order of which either is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, the Real Estate; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith.
3.11.    Condemnation. No part of the Real Estate is currently subject to condemnation proceedings and, to Seller’s knowledge, no condemnation or taking is threatened or contemplated. No part of the Real Estate is subject to any pending or threatened plans to modify or realign any street or highway that would result in the taking of all or any part of any adjacent street or highway that would adversely affect the current use of the Real Estate.
3.12.    Litigation. Except as set forth on Exhibit 3.12 attached hereto, Seller has received no notice of any material violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. Except as set forth on Exhibit 3.12 attached hereto, Seller has no knowledge of any lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller’s knowledge, threatened involving Seller, any of the Assets or the Facility and Seller knows of no basis therefor. A list of each lawsuit, administrative proceeding, governmental investigation, arbitration or other action commenced against Seller or involving the Real Estate or Assets commenced or pending during the past two (2) years is set forth on Exhibit 3.12 attached hereto.
3.13.    Seller’s Employees. Exhibit 3.13 attached hereto sets forth: (1) a complete list of all of Seller’s employees at the Facility, including all employees on leave of absence, including but not limited to leaves arising from injury or workers compensation claims, Family and Medical Leave Act, or similar basis, (collectively, the “Employees”) and rates of pay; (2) categorization of each such person as a full-time or part-time employee of Seller; (3) the employment dates and job titles of each such person; and (4) true and complete copies of any and all fringe benefits and personnel policies. For purposes of this Section, “part-time employee” means an employee who is employed for an average of fewer than twenty (20) hours per week or who has been employed for fewer than six (6) of the twelve (12) months preceding the date on which notice is required pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2102

et seq. Except as provided in Exhibit 3.13, Seller has no employment agreements with the Employees and all such Employees are employed on an “at will” basis. Seller will terminate all of the Employees at Closing. The parties expressly agree that Seller shall retain responsibility for and timely pay all salaries and wages, related payroll taxes and all retention bonuses, retirement and other fringe benefits that have accrued to the Employees through Closing; provided that Buyer shall assume accrued vacation and paid time off obligations (vested and unvested) pursuant to Section 1.3(1) above.
3.14.    Labor Relations. Except as set forth on Exhibit 3.14 attached hereto, Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, with any labor union or organization which obligates such Seller to compensate its employees at prevailing rates or union scale nor are any of its employees represented by any labor union or organization. There is no pending or threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller.
3.15.    Insurance. A complete list of all insurance policies held by Seller with respect to the Facility is set forth on Exhibit 3.15 attached hereto. Exhibit 3.15 also sets forth a summary of Seller’s current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller. Seller is not in material default or material breach with respect to any provision of any such insurance policies nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion. In the event Seller’s professional and general liability insurance is written on a claims made basis, Seller shall purchase or provide continuing coverage, otherwise known as an Extended Reporting Endorsement or “tail” coverage, for the mutual benefit of both Buyer and Seller, with minimum limits of no less than $1 million per occurrence and $3 million in the annual aggregate. Such required liability coverage will remain in force for a minimum of two (2) years from the date of Closing. In the event any of such aggregate liability insurance limits are eroded during the two (2) year period when such insurance is required to be maintained, Seller agrees to reinstate such limits at the beginning of each year during the two (2) year period. Seller further agrees to add Buyer as an Additional Insured to any of its required liability coverage.
3.16.    Broker’s or Finder’s Fee. Seller has not employed and is not liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.
3.17.    Motor Vehicles. Any motor vehicles used at the Facility, whether owned or leased, are listed on Exhibit 3.17 attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

3.18.    Employee Benefit Plans.
(1)    Welfare Benefit Plans. Exhibit 3.18(1) attached hereto contains a true, accurate and complete list of each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”)) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”). Complete and accurate copies of all Welfare Benefit Plans have previously been provided to Buyer.
(2)    Pension Benefit Plans. Exhibit 3.18(2) attached hereto contains a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered any employee of Seller during the period of their employment with any predecessor of Seller, including any multi-employer pension plan as defined under Section 414(f) of the Code (such employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”). Complete and accurate copies of all Pension Benefit Plans have previously been provided to Buyer.
(3)    Liabilities. Unfunded liabilities under any Welfare Benefit Plans or Pension Benefit Plans are described on Exhibit 3.18(3) attached hereto. Buyer shall not be liable or responsible for any debt, obligation, responsibility or liability of Seller under any such plans. Seller shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing.
(4)    COBRA Coverage. Seller has provided or caused to be provided notice of the availability of continuation coverage within the meaning of Section 4980B of the Code (“COBRA coverage”) for all of either present and former employees and their dependents entitled to such notice because of a qualifying event occurring before Closing, and for providing COBRA coverage as required by law for all such employees, or their dependents, who elect or have elected such coverage.
3.19.    Compliance with Laws. Seller has received no written or, to Seller’s knowledge, verbal notices of non-compliance with any laws, rules and regulations applicable to the Assets or Facility except as set forth on Exhibit 3.19 attached hereto. Seller is in material compliance with all federal, state and local laws, rules and regulations which relate to the operations of the Facility.
3.20.    WARN Act. Within the period ninety (90) days prior to Closing, Sellers have not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in WARN.

3.21.    Tax Returns; Taxes. Seller has filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Except as set forth on Exhibit 3.21 attached hereto, there is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Seller, threatened against Seller by any federal, state or local authority. All tax returns are (and with respect to the final returns will be) at the time of filing complete and accurate and in accordance with the tax laws applicable thereto and disclose all taxes required to be paid for the periods covered thereby. Seller has not committed any violation of any federal, state or local tax laws. Proper amounts have been collected or withheld by Seller for all income, franchise, property, sales, employment or other taxes payable or anticipated to be payable and for the payment of all other taxes (including without limitation all employment, sales or use taxes). Proper amounts have been withheld or collected from each payment made or to be made to each employee of Seller for all taxes required to be withheld therefrom.
3.22.    Deposits. The Deposits currently held by Seller are listed on Exhibit 3.22 attached hereto. All funds held with respect to such Deposits are in balance and will be in balance at Closing. Exhibit 3.22 will be updated to Closing by Seller for purposes of crediting any additional Deposits to Buyer’s account.
3.23.    Medicaid. In connection with the Facility, Seller participates in the Medicaid Program (the “Program”) under valid Medicaid contracts and reimbursement agreements (collectively, the “Program Agreements”). Seller is in substantial compliance with rules and policies respecting the Program, including all certification, billing, reimbursement and documentation requirements, and there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting any of Seller’s Program Agreements or third-party payor contracts.
3.24.    Workers’ Compensation. Seller is in good standing and compliance, in all material respects, with coverage for workers’ compensation and unemployment compensation of the State of West Virginia and all other jurisdictions in which Seller engages in business or has employees. There are not outstanding or pending, and to the knowledge of Seller no threatened claims against Seller for workers’ compensation or unemployment compensation, and no workers’ compensation claims which can be reopened. Seller shall remain responsible for all workers compensation claims which arise out of any workplace injury occurring on or before the Closing Date.
3.25.    Residency Agreements; Admission Agreements. A true, correct and complete copy of the Facility’s standard form of residency agreement and/or admission agreement has been made available to Buyer and, except for agreements whose material terms are consistent with such standard residency agreement and/or admission agreement, there are no agreements or contracts between Seller and any Patient or resident of the Facility.
3.26.    Compliance with Medicare and Other Third Party Payor Programs. With respect to the federal Medicare programs and other third party payor programs:
(1)    The Facility is fully qualified as a provider of, and is in compliance, in all material respects, with all conditions for participation in Medicare.
(2)    Seller has timely filed all cost reports required to be filed in connection with Medicare, and has delivered to Buyer true, correct and complete copies of all such cost reports filed for each of the last three (3) completed fiscal years of Seller, together with all claims and adjustments asserted by the applicable governmental authority and any settlement thereof.
(3)    Except for reviews conducted by the applicable regulatory authorities in the ordinary course of business, Seller has not been notified of any validation review or program integrity review related to the Facility, and no such review has been conducted or is currently pending by any regulatory authority relating to Medicare.
(4)    Neither Seller nor, to the Seller’s knowledge any employee of Seller, has been convicted of or pleaded guilty or no contest to any criminal offense related to the operation of the Facility, and, to the knowledge of Seller, no person has committed any offense that could serve as the basis for suspension, restriction or exclusion of the Facility from Medicare.
(5)    Seller has not received written notice of any proceeding, and Seller has no knowledge or reason to believe that any proceeding has been recommended or is threatened by any applicable regulatory authority to investigate, revoke, limit, suspend or take any adverse action against Seller’s participation in Medicare.
3.27.    Absence of Certain Business Practices; Fraud and Abuse Matters. To Seller’s knowledge, no former or present partner, officer, employee or agent of Seller or persons who provide professional services under agreements with Seller, acting alone or together, has, directly or indirectly, overtly or covertly, (i) knowingly and willfully received any prohibited remuneration, rebates, payments, commissions, promotional allowances or any other prohibited gifts or benefits, from any customer, supplier, physician, health care employee, governmental employee or other person with whom Seller has done business directly or indirectly; (ii) knowingly and willfully given or agreed to give any prohibited remuneration, rebates, payments, commissions, promotional allowances, or any other prohibited gifts or benefits to any customer, supplier, physician, health care employee, governmental employee or other person who is or may be in a position to help or hinder the business of Seller (or Seller in connection with any actual or proposed transaction) or (iii) engaged in any activities that are prohibited, or are cause for civil penalties or permissive exclusion from Medicare or Medicaid, under Title 42 of the United States Code (“Title 42”) or Title 31 of the United States Code, or the regulations promulgated thereunder, that, in the case of any of clause (i), (ii) or (iii), (A) would subject Seller to any claims, liabilities or penalties in any civil, criminal or governmental investigation, litigation or proceeding brought by any regulatory authority, (B) if continued in the future, would have a material adverse effect or (C) are prohibited by any private accrediting organization from which the Facility seeks or has accreditation or by generally recognized professional standards of care or conduct, including without limitation the following activities:
(1)    knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(2)    knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(3)    presenting or causing to be presented a claim for reimbursement under Medicare, Medicaid or other federal or state health care program that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, (ii) for an item or service that the person presenting knows or should know that the claim is false or fraudulent or (iii) for an item or service that the person presenting knows or should know is not medically necessary;
(4)    knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) or a material fact with respect to (i) the conditions or operations of the Facility in order that such Facility may qualify for Medicare, Medicaid or other federal or state health care program certification or (ii) information required to be provided under Section 1320a-7 of Title 42 or any regulations promulgated thereunder; or
(5)    currently is, or within the preceding five (5) years, been subject to any corporate integrity agreement with the Office of Inspector General, or any other type of oversight program that could cause the facility to incur obligations or liabilities or that could restrict, impair, limit, jeopardize, or suspend participation in the Medicare program.
3.28.    Undisclosed Liabilities. All material liabilities of Seller related to the Facility and the Business are identified on the Financial Statements, the Schedules to this Agreement or otherwise identified on the attached Schedule 3.28 except for (a) liabilities reflected or reserved against in the financial statement balance sheets of Seller, (b) current liabilities incurred in the ordinary course of business of Seller, (c) expenses incurred by the Seller in connection with the transactions contemplated by this Agreement, or (d) contractual and similar liabilities incurred in the ordinary course of business consistent with past practice which are not required to be reflected on a balance sheet (including in the notes thereto) prepared in accordance with GAAP as historically applied by Seller, and Seller knows of no other material liabilities.
ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:
4.1.    Organization, Qualification and Authority. Buyer is a limited liability company duly organized under the laws of the State of West Virginia. Buyer has the full power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.
4.2.    Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer’s existing credit agreements) under: (1) any term or provision of the governing documents of Buyer; (2) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (3) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (4) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

4.3.    Broker’s or Finder’s Fee. Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement. Buyer shall indemnify and hold Seller harmless from any breach of this representation.
ARTICLE 5.    COVENANTS OF PARTIES
5.1.    Preservation of Facility and Assets. From the date hereof through Closing, Seller shall use its best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Facility and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business and to preserve, protect and maintain for Buyer the goodwill of the clinical staff, suppliers, employees, clientele, patients and others having business relations with the Facility. Seller shall use its best efforts to obtain all documents called for by this Agreement. Buyer and Seller shall use its best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Seller agrees that it will not sell or transfer, or negotiate the sale or transfer of, the Assets or the Facility. From the date hereof until Closing, Seller will not sell, discard or dispose of any of the Assets other than in the ordinary course of business. From the date hereof through Closing, Seller will not perform any material grading or excavation, construction or removal of any improvement, or make any other material change or improvement upon or about the Real Estate without the prior written consent of Buyer. From the date hereof through Closing, Seller and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.
5.2.    Absence of Material Change. From the date hereof through Closing, Seller shall not make any material change in the operations of the Facility or and in the utilization of the Assets and shall not enter into any other material contract or commitment or any other transaction with respect to the Facility or the Assets without the prior written consent of Buyer.
5.3.    WARN Act. Buyer shall be required to and shall employ such number of Seller’s employees at the Facility, and shall retain for a period of ninety (90) days following the Effective Date such number of Seller’s employees at the Facility, as shall be necessary to avoid any potential liability by Seller for a violation of the Workers Adjustment Retraining and Notification Act (the “WARN Act”) (or any similar law of the State of West Virginia) attendant to Seller’s failure to notify such employees of a “mass layoff” or “plant closing” as defined in the WARN Act (or any similar law of the State of West Virginia). For purposes of determining compliance by Buyer with the foregoing provisions, employees terminated by Seller at the Facilities during the period of ninety (90) days immediately prior to the Effective Date for other than cause, retirement or voluntary departure, shall be taken into consideration so long as Seller notifies Buyer of such terminations. Seller shall notify Buyer in writing regarding all employees terminated by Seller during said ninety

(90) day period. In order to determine compliance with this Section 5.3, Buyer shall advise Seller in writing on or before five (5) days prior to the Effective Date of those employees of Seller that Buyer has elected not to employ. Nothing herein contained shall be deemed either to affect or to limit in any way the management prerogatives of Buyer with respect to employees, or to create or to grant to such employees any third party beneficiary rights or claims or causes of action of any kind or nature. The provisions of this Section 5.3 shall survive the closing of the transactions contemplated herein. Notwithstanding the foregoing Buyer shall be entitled to offer employment to therapists who work at the Facility and are employees of Seller or its affiliates, and Seller and/or its affiliates shall consent to such employment and shall release Buyer and its affiliates, and the affected employees, from any non-competition covenants or similar restrictions.
5.4.    Access to Books and Records.
(1)    From the date hereof through Closing, Seller shall give Buyer and Buyer’s counsel, accountants and other representatives full access to all of Seller’s offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Facility so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Seller, the Facility or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer upon request if the transaction is not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller and any other management reports, as and when they are available.
(2)    Following Closing, Buyer shall permit Seller’s representatives (including, without limitation, its counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Facility which relate to transactions or events occurring through Closing. Buyer’s reasonable out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.
(3)    Following Closing, Seller shall permit Buyer and its representatives (including, without limitation, its counsel and auditors), to have access to, and examine and make copies of, all books and records relating to the Facility or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to Closing. For a period of five (5) years after Closing or such longer period as may be mandated by law, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days, nor more than ninety (90) days, prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. Seller’s reasonable out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.
5.5.    Risk of Loss. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism, terrorism, act of God or other cause or casualty, damage or loss) between the date hereof and Closing, the Purchase Price shall be reduced by the amount necessary to repair the damage, which reduction shall be offset by any amounts paid by Seller’s insurance company and assigned to Buyer; provided, however, that in the event of a material casualty that affects the Facility and renders it unusable for its intended purposes, Buyer may elect to either: (i) terminate this Agreement in its entirety, without any further penalty or obligation and no remaining obligations of either party to the other; or (ii) complete the Closing on the terms stated herein, subject to the right to either receive all insurance proceeds, or obtain a reduction in the Purchase Price with regard to such insurance proceeds received by Seller.
5.6.    Condemnation. From the date hereof through Closing, in the event the Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings that threatens to render the Facility unusable for its intended purposes then Buyer, in its sole discretion, may elect to terminate this Agreement in its entirety without obligation or penalty. In the event Buyer does not elect to terminate the Agreement, the transaction shall proceed towards Closing, provided that the Purchase Price shall be reduced by any condemnation award received by Seller or Buyer shall be assigned all such claims. In the event that the Facility becomes subject to or is threatened with any condemnation or eminent domain proceedings which do not threaten to render the Facility unusable for its intended purposes, then the parties shall proceed to Closing and Buyer shall be entitled to any condemnation award or damages paid with respect to such proceeding.
5.7.    Preserve Accuracy of Representations and Warranties. Seller shall refrain from taking any action which would render any representation and warranty contained in Article 3 hereof untrue, inaccurate or misleading as of Closing. Seller will promptly notify Buyer of any lawsuit, claim, administrative action or other proceeding asserted or commenced against Seller that may involve or relate in any way to Seller, the Assets or the operation of the Facility. Seller shall promptly notify Buyer of any facts or circumstances that come to Seller’s attention and that cause, or through the passage of time or the giving of notice or either, may cause any of Seller’s representations and warranties to be untrue or misleading at any time from the date hereof through Closing.
5.8.    Maintain Books and Accounting Practices. From the date hereof through Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

5.9.    Indebtedness; Liens. Other than in the ordinary course of Seller’s business consistent with past practice, from the date hereof through Closing, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer’s prior written approval.
5.10.    Compliance with Laws and Regulatory Consents. From the date hereof through Closing: (1) Seller shall comply with all applicable statutes, laws, ordinances and regulations; (2) Seller shall keep, hold and maintain all certificates, accreditations, participations, licenses, and other permits necessary for operation of the Facility; (3) Seller shall use reasonable efforts and shall cooperate with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated by this Agreement; and (4) Seller shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated by this Agreement.
5.11.    Maintain Insurance Coverage. From the date hereof through Closing, Seller shall maintain and cause to be maintained the existing insurance on the Assets and the operations of the Facility.
5.12.    Licensure and Certification. Buyer shall within three (3) business days of the date of this Agreement file all initial applications and other documents required by the State of West Virginia (the “State”) for the issuance of the licenses, certificates of need, certifications and approvals required by the State for the operation of the Facility by Buyer (the “Licensure Approvals”) and Buyer shall diligently proceed with securing the Licensure Approvals, including providing the State with any supplemental or additional information required for the State to deem any such applications to be complete. Buyer shall not use or bill under any Medicaid provider numbers used by Seller, and Buyer shall be responsible for obtaining a new Medicaid provider agreement and number and/or Medicaid certification as may be necessary for the continued operations of the Facility (“New Provider Number”). Seller’s Medicaid provider account numbers for the Facility shall remain the sole and exclusive property of Seller. Buyer shall be responsible for any and all costs associated with the change of ownership process including, but not limited to, any physical plant or other changes required to bring the Facility into compliance with the currently effective licensure and certification or other legal requirements if and to the extent they are not currently in such compliance and such compliance is required as a matter of state or federal law; provided, however, that Seller shall reimburse Buyer for up to $25,000.00 for such costs, and provided further that if, prior to Closing, Buyer reasonably determines that such costs shall exceed

$50,000.00, Buyer shall have the right to terminate this Agreement by written notice to Seller at least five (5) business days prior to Closing.
5.13.    Performance. Seller and Buyer shall take all appropriate steps to satisfy their respective obligations, and the conditions to Closing, including without limitation the application for necessary licenses and permits.
5.14.    WARN Act; Hiring of Employees. Prior to Closing, Seller will not temporarily or permanently close or shut down any “single” site of “employment” or any “facility” or any “operating unit,” department or service within a single site of employment, as such terms are used in WARN. At Closing, Buyer shall offer employment to a sufficient number of the Employees, and on such terms, and for such periods, as may be necessary to avoid triggering any obligations on behalf of either Seller under WARN or any similar state law or regulation.
5.15.    Consents. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide Buyer the benefit under any such Assumed Contracts, including without limitation enforcement, at no out-of-pocket cost to Seller, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
5.16.    Medicare/Medicaid Cost Reports.
(5)    Seller acknowledges and agrees that it shall be responsible for all Medicare and Medicaid billing and cost reports filed with Medicare and Medicaid with respect to the Facilities prior to the Closing Date and is responsible for terminating cost reports that include periods up to the Closing Date. Seller acknowledges and agrees that it shall remain liable for any claims for overpayments under any of Seller’s Medicare or Medicaid provider agreements for periods prior to the Closing Date. Seller shall timely file all required Medicare credit balance reports, responses to open cost report audits and settlements, and terminating cost reports. Buyer acknowledges and agrees that following the Closing Date, Seller shall continue to be entitled to receive any refund or other benefit which may result from the filing of said reports, including, without limitation, rights to settlements and retroactive adjustments and the Seller Bad Debt (as defined below), if any, arising under a cost report of Seller or its affiliates, for cost report periods ending on or prior to the Closing Date, whether open or closed. After the Closing Date, Buyer shall assist Seller in any way reasonably necessary or required of Buyer to complete such cost reports in a timely manner; provided that any costs or expenses related thereto shall be borne by Seller.

(6)    After the Closing Date, Seller shall promptly and diligently provide Buyer with reasonable and appropriate documentation regarding the Medicare bad debts associated with the Facility incurred by Seller for dates of services prior to the Closing Date (the “Seller Bad Debt”) for purposes of facilitating Buyer’s preparation of related cost reports.
(7)    Buyer shall timely prepare and file with the CMS and the appropriate state agency, its initial cost report for the fiscal year commencing with the fiscal year in which the Closing Date occurs, and will include in its initial cost report the Seller Bad Debt.
(8)    Seller shall provide to Buyer for filing by the day following closure of the certificate of need file, a completed and signed CMS 855A (Sections 1A, 2F, 13, 15 or 16, assuming the Seller has submitted an 855 application at some point such as revalidation and the Authorized/Delegated Person has not changed from the last submission). If the Authorized/Delegated Person has changed or if none is on file with the MAC, then Section 6 shall be completed for both the old and new Authorized/Delegated Person. As an alternative, the Seller can provide all the information needed to complete the Seller’s CMS 855A and a completed and signed Section 15 or 16.
5.17.    Prohibited Actions Pending Closing. Unless otherwise expressly provided for herein or approved by Buyer in writing, from the date of this Agreement until the Closing Date, Seller shall not:
(1)    Accept any advance payment for more than thirty (30) days of any rent or residents’ occupancy fees under any lease included in the Assumed Contracts or occupancy agreement; or waive, reduce or forgive any rent or occupancy fees required to be paid under any occupancy agreement, or grant any lease or other concessions or free rent periods under any occupancy agreement;
(2)    Make any capital improvements to the Real Estate in excess of $10,000 or incur any other obligations in excess of $10,000;
(3)    Make any commitments or representations to any applicable governmental authority, any adjoining or surrounding property owners, any civic association, any utility or any other person or entity that would in any manner be binding upon Buyer;
(4)    Sell or otherwise dispose of, or agree to sell or dispose of any of the Assets, except in the ordinary course of business as permitted by this Agreement; and
(5)    Take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement or otherwise take any action outside of the ordinary course of business of Seller.

5.18.    Medicare Billing Assistance. Following the Closing Date, Buyer will cooperate and assist Seller in the preparation and execution of Medicare billings for services provided by Seller to residents of the Facility for months (or portions of months) ending prior to the Closing Date and any associated forms for new or discharged residents, which may need to be signed by the Facility’s administrator. After the Closing Date, Buyer shall allow the field auditor/accountant of Seller to have reasonable onsite access to the Facility and the records of the Facility for the billing month in question for the purpose of preparing, completing and submitting the Medicare billings and any associated forms to the appropriate Medicare offices for payment to the account of Seller. Following the Closing Date, Buyer shall make available to Seller each Facility’s administrator and bookkeeper to reasonably assist in closing the financial records for the period ending immediately prior to the Closing Date.
5.19.    Collection Assistance. Buyer shall cooperate with Seller in collecting accounts receivable which relate to periods prior to the Closing Date, but shall not be responsible for actively collecting such receivables for Seller. Until the earlier of: (i) Seller receives payment of all of Seller’s A/R; or (ii) the date which is twelve (12) months after the Closing Date, Buyer shall provide Seller with an accounting by the 20th day of each month setting forth all amounts received by Buyer during the preceding month with respect to Seller’s A/R which are set forth in the schedule provided by Seller pursuant to Section 6.2. Seller shall have the right to inspect all cash receipts of Buyer related to payment for services rendered to residents of the Facility prior to the Closing Date, during weekday business hours, in order to confirm Buyer’s compliance with the obligations imposed on it under this Section.
ARTICLE 6.    CLOSING
6.1.    Closing. If all of the conditions to Closing set forth in Articles 7 and 8 hereof are satisfied, then the closing of the transaction contemplated by this Agreement (the “Closing”) shall occur, on the first day of the calendar month following the date in which Certificate of Need approval by the State of West Virginia shall become final and non-appealable (the “Closing Date”). Closing shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee, or at such other time or place as the parties may mutually agree. Upon consummation, the Closing shall be deemed to be effective, and the transfer of the Assets shall be deemed to have occurred, as of 12:01 a.m. local time on the Closing Date. On the day of Closing, Buyer shall pay to Seller or their designee (pursuant to wire instructions given to Buyer by Seller) funds in an amount equal to the Purchase Price.
6.2.    Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated at or prior to Closing as follows:

(1)    By Seller: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; or (b) in the event Buyer breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by Buyer under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Seller at or prior to Closing.
(2)    By Buyer: (a) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (b) pursuant to Section 5.5, 5.6 or 5.12; (c) in the event Buyer is dissatisfied with due diligence review, in any respect, provided that such right of termination shall expire on May 6, 2014; or (d) in the event Seller breaches or violates any material provision of this Agreement or fails to perform any material covenant or agreement to be performed by either under the terms of this Agreement and such breach, violation or failure is not cured prior to Closing or waived by Buyer at or prior to Closing.
(3)    By Buyer or Seller if Closing hereunder shall not have taken place by September 30, 2014, or by such later date as shall be agreed upon by an appropriate amendment to this Agreement if the parties agree in writing to an extension, provided that a party shall not have the right to terminate under this Section 6.2(3) if the conditions precedent to such party’s obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party. In the event Closing has not occurred by such date due solely to the lack of regulatory approvals as provided in Section 8.3 or 8.7 hereof, then the deadline shall automatically be extended for up to three (3) successive thirty (30) day periods.
ARTICLE 7.    SELLER’S CONDITIONS TO CLOSE
The obligations of Seller under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller in whole or in part):
7.1.    Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered by Buyer to Seller pursuant hereto shall be deemed to have been made again at Closing and shall then be true in all material respects; and Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.
7.2.    No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder will constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement will have lapsed or been terminated.
7.3.    Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of: (1) making the transactions contemplated by this Agreement illegal; or (2) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that results in any of the consequences referred to in this Section.
7.4.    Boone and Laurel Transactions. The lease obligations of Sterling Health Care Management, Inc. (“Sterling”), an affiliate of Seller, with respect to the skilled nursing facilities (the “Leased Facilities”) known as (i) Boone Nursing and Rehabilitation Center in Danville, West Virginia, and (ii) Laurel Nursing and Rehabilitation Center in Ivydale, West Virginia, shall have been terminated, simultaneous with the Closing of the transaction evidenced hereby, and the operations of the Leased Facilities shall have been transferred to affiliates of Buyer pursuant to an Operation Transfer Agreement of approximate even date herewith (herein, the “Operations Transfer Agreement”).
7.5.    Option Closing. The Seller shall have successfully closed its purchase of the Real Estate and the Equipment and Furnishings pursuant to its exercise of the Option set forth in the Lease.
ARTICLE 8.    BUYER’S CONDITIONS TO CLOSE
The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):
8.1.    Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller contained in this Agreement (including the Exhibits hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at Closing and shall then be true in all material respects; and Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

8.2.    No Loss, Damage of Destruction. In the event there is any damage to or loss of any of the Assets (whether by fire, theft, vandalism or other cause or casualty), the terms of Sections 5.4 and 5.5 shall have been complied with.
8.3.    Regulatory Approvals. Buyer shall have obtained or have reasonable assurance that it will obtain (at its own cost) (a) certification for participation in the Medicaid Programs of the State under a new provider agreement and provider number, and (b) all other licenses, permits, approvals or certificates necessary for the ownership and operation of the Facility; provided that Buyer has promptly made application for such certifications, consents, licenses, etc. Buyer acknowledges and agrees that it shall not be entitled to use Seller’s Medicaid provider account numbers for the Facility, which shall remain the sole and exclusive property of the Seller.
8.4.    No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit the transaction herein contemplated, and no governmental agency or body or other entity shall have taken any other action as a result of which to proceed with the transactions hereunder constitute a violation of law. The waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.
8.5.    Material Adverse Change. There shall not have occurred a material adverse change with respect to the assets, financial condition or operations of the Facility, taken as a whole. Expressly excluded from the definition of “material adverse change” hereunder are changes (a) generally affecting the adult care and assisted living industries, including changes due to actual or proposed changes in law or regulations, (b) that result from political or economic turmoil, or (c) that result from the announcement or pendency of the transaction contemplated by this Agreement.
8.6.    Leased Facilities Transactions. The closing of the transactions described in Operations Transfer Agreement with respect to the Leased Facilities shall have occurred.
8.7.    Status of License and Certification. Buyer shall be satisfied in its sole but reasonable discretion that the nursing home license, and Medicare/Medicaid certification, for the operation of the Facility is in substantial compliance and valid and in good standing, and not subject to any regulatory or remedial conditions or restrictions nor otherwise subject to or in risk of suspension or termination. In the event Closing cannot occur due to the inability of Buyer to receive the licenses or certifications as a result of lack of the Facility’s substantial compliance with Medicare or Medicaid requirements for skilled nursing facilities, then Seller agrees to use its best efforts to correct such issues and the Closing Date will be extended for such additional time as may be reasonably necessary for such corrective measures.
8.8.    Title Work and Surveys; Defects and Cure; Title Policy; Environmental Inspections. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable Law:
(1)    Title Work. Seller has furnished to Buyer copies of the existing title insurance policies insuring title to the Real Estate listed on Exhibit 8.8(1) attached hereto (the “Existing Title Work”). Within thirty (30) days following the date of this Agreement, Buyer may, at Buyer’s option and expense, either obtain a title opinion (“Title Opinion”) or a commitment for an owner’s policy of title insurance (“Title Commitment”) from a title insurance company acceptable to Buyer (the “Title Company”) in the current ALTA form, in which the Title Company shall agree to insure, for the amount of the Purchase Price allocated to the Real Estate merchantable fee simple title to the Real Estate, and all easements benefitting or serving the Real Estate, in the name of the Buyer (the Title Opinion and/or the Title Commitment shall be referred to as the “New Title Work”). Buyer shall furnish Seller with copies of any New Title Work.
(2)    Survey. Seller has furnished to Buyer copies of the existing land title survey of the Real Estate listed on Exhibit 8.8(1) (the “Existing Survey”). Within thirty (30) days following the date of this Agreement, Buyer may, at Buyer’s option and expense, obtain an update to the Existing Survey or (ii) a current, as-built survey for the Real Estate (the “New Survey”) meeting the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey of comparable properties, including such Table A optional items as Buyer elects. The New Survey shall contain the surveyor’s ALTA/ACSM certification to Buyer, Seller, Lender (if applicable), title agent and the Title Company. Buyer shall furnish Seller with copies of any New Survey.
(3)    Defects and Cure. The Existing Title Work, the New Title Work, the Existing Survey and the New Survey are collectively referred to as “Title Evidence”. Buyer shall notify Seller in writing within thirty (30) days after its receipt of the last of the Title Evidence of any claims, encumbrances, exceptions or defects disclosed in the Title Evidence, other than Permitted Exceptions, to which Buyer objects (the “Defects”). For purposes of this Agreement, any encumbrance, exception or other matter reflected on any Existing Title Work or Existing Survey, other than mortgages or liens to be released at Closing, shall be deemed a Permitted Exception. Seller, at its sole cost and expense, may elect to cure any such Defects on or before Closing (“cure” shall include, but is not limited to, an endorsement by the Title Company reasonably acceptable to Buyer or its lender, either eliminating the Defect, insuring over the Defect or insuring against the effect of the Defect) or Seller may elect to not cure the Defect and shall give written notice to Buyer within ten (10) days of its receipt of Buyer’s notice of Defects of its decision. Within ten (10) days of Buyer’s receipt of Seller’s election not to cure any Defects, Buyer may, at its election, (i) waive such uncured Defects and close, or (ii) terminate this Agreement. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the Defects, whereupon Buyer may waive such Defects and close or may terminate this Agreement as provided in the immediately preceding sentence.

(4)    Title Policy. At the Closing, Buyer may obtain a current ALTA Form Owner’s Policy of Title Insurance (the “Title Policy”) for the Real Estate issued by the Title Company. The Title Policy shall be issued as of the Closing Date in an amount equal to the portion of the Purchase Price being allocated to the Real Estate and shall insure to Buyer good and marketable fee simple title to the Real Estate, subject only to (i) Permitted Exceptions and (ii) taxes for the current and subsequent years “not yet due and payable.” At Buyer’s request, the Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage” and shall contain such available endorsements as Buyer or Buyer’s lender shall reasonably require in connection with its review of the Title Evidence. Seller shall execute such certificates and affidavits as may be reasonably necessary in connection with the issuance of the Title Policy as described in this Section 8.8 (4). Buyer shall pay all premiums, costs and expenses of the Title Policy, including the premiums, costs and expenses of any mortgage title insurance required of any lender of Buyer.
(5)    Environmental Inspections. Seller has provided Buyer with the Existing Environmental Reports listed on Exhibit 8.7(5) attached hereto (the “Existing Environmental Reports”). For a period of thirty (30) days following the execution of this Agreement (the “Environmental Inspection Period”), Buyer and Buyer’s agents, representatives and contractors shall have the right to enter upon the Real Estate for the purpose of conducting such tests, assessments, evaluations and investigations as Buyer may determine in its sole discretion, in order to evaluate and determine the current environmental condition of the Real Estate (“Buyer’s Environmental Inspections”), including without limitation (i) a Phase I environmental assessment of the Real Estate or (ii) updates of the existing Environmental Reports in order to bring them current under the AAI standards for CERCLA, with the Buyer being added as a party to the Existing Environmental Reports by amendment thereto or by a reliance letter reasonably satisfactory to Buyer. Within fifteen (15) days after the expiration of the Environmental Inspection Period, Buyer shall give written notice to Seller if Buyer has identified any environmental condition not shown by or reflected in the Existing Environmental Reports that constitutes a breach of Section 3.10 (“Environmental Conditions”). Buyer shall provide Seller with a copy of Buyer’s Environmental Inspections reflecting such Environmental Conditions. If Buyer gives notice of any Environmental Conditions to Seller, and if such Environmental Conditions constitute a breach of Section 3.10, then Seller (i) may elect, at its sole cost and expense, to cure or remedy such Environmental Conditions to Buyer’s reasonable satisfaction on or before Closing or (ii) may elect not to cure or remedy such Environmental Conditions, and shall give written notice of its election to Buyer within twenty (20) days after Buyer’s notice of Environmental Conditions. Within twenty (20) days of Buyer’s receipt of Seller’s notice that Seller has elected not to cure or remedy any Environmental Conditions, Buyer may elect to (i) waive such Environmental Conditions and close or (ii) elect to terminate this Agreement. If Seller fails to timely give notice of its election as herein provided, Seller shall be deemed to have elected not to cure or remedy the Environmental Conditions, whereupon Buyer may elect to waive such Environmental Conditions and close or terminate this Agreement as provided in the immediately preceding sentence.
8.9.    Admission Agreements. Buyer and Seller will enter into an Assignment and Assumption Agreement in the form attached hereto, pursuant to which Seller will assign to Buyer, and Buyer will assume all of Seller’s right, title and interest in and to and obligations arising after the Closing Date under the admissions agreements with the persons who are residing at the Facility on the Closing Date (“Assigned Admission Agreements”). Any claims arising under the Assigned Admission Agreements prior to the Effective Date shall be and remain the liability and obligation of Seller as provided in Sections 1.3.2 and 11.2.
ARTICLE 9.    OBLIGATIONS OF SELLER AT CLOSING
At Closing, Seller shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:
9.1.    Performance of Covenants. Seller shall have performed the covenants and obligations required of Seller by this Agreement in all material respects
9.2.    Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer:
(4)    A general warranty deed, duly executed and acknowledged by Seller, in recordable form conveying fee simple title to the Real Estate to Buyer free and clear of all liens, claims and encumbrances made, created or suffered by Seller or those claiming by, through or under Seller, except for Permitted Exceptions.
(5)    A Bill of Sale and Assignment Agreement, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for those expressly acceptable to Buyer.
(6)    Certificates of title to all vehicles that constitute Assets endorsed by Seller together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for those acceptable to Buyer.
(7)    Assignment of Admission Agreements, in the form and substance satisfactory to Buyer.
9.3.    Possession. Seller shall deliver to Buyer full possession and control of the Facility and Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions,

encumbrances and burdens of any kind whatsoever, including, without limitation, limitations on use and rights of reclamation by donees.
9.4.    Corporate Good Standing and Resolutions. Seller shall deliver to Buyer certificates of good standing from the Secretary of State of its state of organization, and from the State of West Virginia, certified copy of the Certificate of Formation and other governing documentation of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the sole member of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith.
9.5.    Closing Certificate. Seller shall deliver to Buyer certificates of officers of Seller, dated as of Closing, certifying that: (1) each covenant and obligation of Seller has been complied with by Seller; and (2) each representation and warranty of Seller is true and correct at Closing as if made on and as of Closing.
9.6.    Taxes and Other Payments. Seller shall deliver to Buyer:
(1)    A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. In the event that Seller cannot furnish such a certificate or Buyer is not entitled to rely upon such a certificate under the provisions of Section 1445 and the regulations thereunder, Seller shall take and/or permit Buyer or Buyer’s nominee to take any and all steps necessary to allow Buyer or Buyer’s nominee to satisfy the requirements of Section 1445.
(2)    Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, other than the Permitted Exceptions.
9.7    Closing Statement. The parties shall execute a mutually agreeable form of Closing Statement as of the Closing Date of this transaction.
ARTICLE 10.    OBLIGATIONS OF BUYER AT CLOSING
At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:
10.1.    Performance of Covenants. Seller shall have performed the covenants and obligations required of Buyer by this Agreement in all material respects.
10.2.    Purchase Price. Buyer shall pay to Seller the Purchase Price upon the terms specified in Section 2.1 hereof.

10.3.    Certificate of Existence and Resolutions. Buyer shall deliver to Seller a certificate of existence from the Secretary of State of West Virginia, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of Buyer approving this Agreement and the consummation of the transactions intended hereby.
10.4.    Closing Certificate. Buyer shall deliver to Seller a certificate of officers of Buyer, dated as of Closing, certifying that: (1) each covenant and obligation of Buyer has been complied with by Buyer; and (2) each representation and warranty of Buyer is true and correct at Closing as if made on and as of Closing.
10.5.    Assumption of Liabilities. Buyer shall covenant to perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.
10.6.    Use of Name. From and after Closing, Buyer shall discontinue all use of the name “Diversicare” and any related marks or derivatives thereof in connection with the operation of the Facility; provided, however, that Buyer will be permitted to use such names and marks on existing signage and office supplies at the Facility for a period not to exceed thirty (30) days.
ARTICLE 11.    SURVIVAL OF PROVISIONS AND INDEMNIFICATION
11.1.    Survival. The covenants, obligations, representations and warranties of Buyer and Seller contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to Closing, and shall survive Closing for a period of two (2) years (except as provided in Section 5.3(3) above) and shall not be merged into any documents delivered in connection with Closing.
11.2.    Indemnification by Seller. Subject to Section 11.4, Seller shall promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer, and the Assets against any and all losses, costs, and expenses (including reasonable costs of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by Seller of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller delivered pursuant to this Agreement; (2) any liability of Seller not expressly assumed by Buyer pursuant to Section 1.3 hereof; (3) the determination by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority that any amounts paid to Seller by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority for any services provided by the Facility prior to the Effective Date resulted in an overpayment or other determination by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority that funds previously paid by Medicare, Medicaid, any fiscal intermediary, or any federal or state governmental authority to Seller must be repaid, which determination results in (i) an offset against amounts owed to Buyer, or (ii) any penalty, sanction or repayment obligations being assessed against Buyer and (4) any claim (whether or not disclosed herein) that is brought or asserted by any third party(s) against Buyer arising out of the ownership, licensing, operation, or conduct of the Facility or Assets or the conduct of any of Seller’s employees, agents or independent contractors, relating to all periods of time prior to and through Closing.
11.3.    Indemnification by Buyer. Subject to Section 11.4, Buyer shall promptly indemnify, defend, and hold Seller harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from: (1) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement; (2) any claim which is brought or asserted by any third party(s) against Seller for failure to pay or perform any of the Assumed Liabilities; and (3) subject to the other provisions of this Agreement, any claim that is brought or asserted by any third party(s) against Seller arising out of or relating to the ownership, licensing, operation or conduct of the Facility or Assets or the conduct of any of Buyer’s employees, agents or independent contractors, relating to all periods of time subsequent to Closing.
11.4.    Procedure for Indemnification.
(3)    Notice. Within thirty (30) days after receipt of written or actual notice of any action or claim (the “Claim”) as to which it asserts a right to indemnification, the party seeking indemnification hereunder (the “Indemnitee”) shall give written notice thereof (the “Notice”) to the person from whom indemnification is sought (the “Indemnitor”), provided that the failure of the Indemnitee to give the Indemnitor notice within the specified number of days shall not relieve the Indemnitor of any of its obligations hereunder, but may create a cause of action for breach for damages directly attributable to such delay.
(4)    Third Party Claims.
(a)    If any claim for indemnification by Indemnitee arises out of a Claim by a person other than Indemnitee, the Indemnitor shall be entitled to assume the defense thereof, by written notice to the Indemnitee within fifteen (15) days after receipt of the Notice. Indemnitor shall thereupon undertake to take all steps or proceedings to defeat or compromise any such Claim, including retaining counsel reasonably satisfactory to the Indemnitee. Except as otherwise provided herein, all costs, fees and expenses with respect to any such Claim shall be borne by Indemnitor. If the Indemnitor assumes the defense of a Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof a release by the claimant of the Indemnitee, reasonably satisfactory to the Indemnitee and except that Indemnitor shall not, without the prior written consent of Indemnitee, directly or indirectly require Indemnitee to take or refrain from taking any action, or make any public statement, or consent to any settlement, which it reasonably considers to be against its interest. Indemnitee shall have the right to participate at its own expense, in such proceedings, but control of such proceedings shall remain exclusively with Indemnitor.
(b)    If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such claim or action within the prescribed period of time, then the Indemnitee may assume such defense in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made or any settlements thereof effected by the Indemnitee. The Indemnitor shall be permitted, at its own expense, to join in such defense and to employ its own counsel but control of such proceedings shall remain exclusively with Indemnitee.
(c)    Indemnitor and Indemnitee agree to make available to each other, their counsel and other representatives, all information and documents reasonably available to them reasonably requested by the other which relate to any such claim or action, and to render to each other such reasonable assistance as may be reasonably requested in order to insure the proper and adequate defense of such claim or action, but any costs or expenses related thereto shall be borne by Indemnitor; and provided that any failure (after written notice with specificity and an opportunity to cure) shall not relieve the Indemnitor of any of its obligations hereunder but may create a cause of action for breach for damages directly attributable to such failure.
(5)    Straddle Resident Claims. Any claim by a resident relating to professional negligence or similar matters involving a resident of either Facility served both prior to and subsequent to the Closing Date will be the responsibility of either Buyer or Seller in accordance with the following guidelines: (a) if it is a claim in which the incident giving rise to liability arose prior to the Closing Date, Seller shall be obligated for such claim and shall pay the defense expenses and damages assessed; (b) if it is a claim in which the incident giving rise to liability arose subsequent to the Closing Date, then Buyer shall be obligated for such claim and shall pay the defense expenses and damages assessed; and (c) in the event that it is not clear whether or not the incident giving rise to liability occurred prior to or subsequent to the Closing Date, then Seller and Buyer will jointly defend the case and each will fully cooperate with the other in such defense. In the event of any joint defense hereunder, the parties will (x) attempt in good faith to agree upon a single counsel to represent both parties in the defense of such claim, and (y) share equally in all costs incurred and damages assessed against the parties in connection with such claim. Once the case is resolved, if Seller and Buyer cannot agree to the allocation of both liability and expenses, then the issue shall be submitted to binding arbitration in accordance with the rules and procedures of the American Health Lawyers Association.
(6)    Payment of Claims. Amounts payable by the Indemnitor to the Indemnitee shall be payable by the Indemnitor as incurred by the Indemnitee. In the event Indemnitor fails to pay, timely and fully, any such amounts, Indemnitee may pay such Claim. In such event, the

Indemnitee may recover from the Indemnitor, in an addition to the amount so paid, reasonable attorneys’ fees in connection with the enforcement of any payment due hereunder.
(7)    Limitations on Indemnification. No Indemnitor shall have any liability for any Claims hereunder until the total of all Claims against such Indemnitor (Claims incurred by Sterling pursuant to the Operations Transfer Agreement shall count towards total Claims incurred by Seller for purposes of the subsection, and Claims incurred by Buyer under the Operations Transfer Agreement shall count towards total Claims incurred by Buyer for purposes of the subsection) exceeds Fifty Thousand Dollars ($50,000.00) (the “Threshold”) after which Indemnitor shall be liable for Claims above said Threshold. No claim for indemnification may be asserted hereunder unless the party seeking indemnification gives the other party notice of such claim on or before the second anniversary of the Closing Date. The total aggregate amount of claims to which any Indemnitor shall be subject hereunder shall be capped at Seven Million Dollars ($7,000,000.00); provided, however, that for purposes of calculating the aggregate Claims against Buyer, claims against American Health Care Management, LLC, an affiliate of Buyer, under the Operations Transfer Agreement shall be included, and for the purposes of calculating the aggregate Claims against Seller, claims against Sterling under the Operations Transfer Agreement shall be included. Notwithstanding the foregoing, the Threshold and maximum liability amounts shall not apply to claims against Seller for fraud or arising from any cost reports filed by Seller, which shall be and remain the obligation of Seller from first dollar and without limitation.
(8)    Damages. Neither party, nor any of its affiliates, shall have any liability hereunder for consequential, incidental, special or punitive damages.
(9)    Exclusive Remedy. The sole and exclusive remedy for any damages incurred by either party as a result of any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement shall be the remedies contained in this Article 11.
ARTICLE 12.    MISCELLANEOUS
12.1.    Assignment. Except as otherwise provided below, neither Seller nor Buyer may assign any rights or delegate any obligations under this Agreement without the prior written consent of the other party, and any prohibited assignment or delegation will be null and void. Notwithstanding the foregoing, Buyer may assign its rights to one or more affiliates so long as Buyer remains obligated hereunder. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective permitted heirs, legal representatives, successors and assigns.
12.2.    Other Expenses. Except as otherwise provided in this Agreement, Seller shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. Seller will pay any applicable real estate documentary or transfer taxes for the recording of Buyer’s deed to the Real Estate. All costs associated with any real property surveys, environmental reports, title insurance or document recording fees incurred in connection with the transactions contemplated within this Agreement shall be borne solely by Buyer and paid by Closing. Real estate and personal property taxes and assessments (“Taxes”) imposed by any governmental authority with respect to the Real Estate and Seller’s personal property of the relevant tax year in which the Closing occurs and that are not yet due and payable shall be prorated as of the Closing Date based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any Taxes already paid by Seller and applicable to any period after the Closing Date. Seller shall pay any unpaid Taxes for tax years prior to the relevant tax year in which Closing occurs. All other costs incurred in connection with the transactions contemplated within this Agreement shall be prorated at Closing.
12.3.    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (1) if delivered personally or sent by facsimile, on the date received; (2) if delivered by overnight courier, on the day after mailing; and (3) if mailed, five (5) days after mailing with postage prepaid. Any such notice shall be sent as follows:
To Seller:

c/o Diversicare Healthcare Services, Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Attn: President
(615) 771-7409 (fax)

with a copy to:

Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201
Attn: Michael R. Hill
(615) 251-1059 (fax)

To Buyer:

240 Capitol Street, #500
Charleston, WV 25301
(304)344-5853 (fax)

with a copy to:

Mark A. Ferguson
Sprouse & Ferguson, PLLC
230 Capitol Street, Suite 300
Charleston, WV 25301

12.4.    Confidentiality; Public Announcements. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law, except for regulatory filings and except that Buyer shall be entitled to disclose the terms of this Agreement to its attorneys, accountants, financing sources, third party agents, investors, and other advisors, provided, such persons agree to keep the terms of this Agreement confidential. Except as otherwise required by law, all public announcements prior to and on the Closing Date relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties.
12.5.    Guaranty. All of the obligations of either Buyer or Seller under this Agreement shall be guaranteed by their respective affiliates, as set forth pursuant to the terms of those certain Guaranty Agreements, in form and substance satisfactory to each of Buyer and Seller.
12.6.    Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of West Virginia without regard to its choice or conflicts of law provisions. Seller and Buyer hereby consent to the jurisdiction of courts located in Charleston, West Virginia, for the resolution of any disputes arising under this Agreement for which a dispute resolution mechanism has not been specified herein.
12.7.    Headings. Table of contents and Section headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.
12.8.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
12.9.    Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

12.10.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
12.11.    Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term “to the knowledge of Seller” or the like is used, Seller shall be deemed to have the knowledge of Seller’s executive officers, managers and directors.
12.12.    Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.
12.13.    Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
12.14.    No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the parties hereto. It shall create no rights in any persons other than as set forth in the immediately preceding sentence.
12.15.    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

The parties hereto have executed this Agreement as of the date first above written.
SELLER:

DIVERSICARE ROSE TERRACE, LLC

BY:    DIVERSICARE LEASING CORP., its sole     member

By:/s/James R. McKnight, Jr.

Title:    EVP & CFO

BUYER:

ROSE TERRACE ACQ., LLC

By:    WINEBERRY, LLC, Manager

By:/s/John R. Elliott
Manager

[Signature Page to Asset Purchase Agreement]